Exhibit 99.1

ImmuCell

ImmuCell Announces Unaudited Financial Results for

the Quarter Ended September 30, 2022

For Immediate Release

PORTLAND, Maine – November 21, 2022 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle, today announced its unaudited financial results for the quarter ended September 30, 2022.

Unaudited Total Sales Results:
	2022	2021	($ Decrease) $ Increase	(% Decrease) % Increase
During the Three-Month Periods Ended September 30,	$4.80 million	$5.15 million	$(354,000)	(7)%

During the Nine-Month Periods Ended September 30,	$14.66 million	$13.80 million	$858,000	6%

During the Twelve-Month Periods Ended September 30,	$20.10 million	$17.54 million	$2.56 million	15%

Management’s Discussion:

“As we work our way out of a prolonged period of order backlogs, we were able to increase sales by 24%, or $935,000, during the third quarter of 2022 compared to the second quarter of 2022,” commented Michael F. Brigham, President and CEO of ImmuCell. “We experienced several contamination events during the third quarter that reduced our gross margin. We believe that we have addressed these challenges going forward. We have also addressed the supply disruption pertaining to needed plastic syringes that caused a drop in sales during the second quarter of 2022.”

“While not related to the contamination events or the supply disruption, we did file our Form 10-Q for the quarter ended September 30, 2022 late to allow time to restate our first and second quarter filings with the SEC,” continued Mr. Brigham. “The restatements were made to reflect an accrual of deferred compensation expense (consisting of earned and unused paid time off) during the first quarter of 2022. This change increased our administrative expenses and accrued expenses by approximately $222,000 with no impact on our cash position or product sales.”

1 of 6

“We are preparing all the data required to make our third submission of the CMC Technical Section, approval of which is required to market Re-Tain®. This submission would be subject to a six-month review by the FDA,” concluded Mr. Brigham. “We are on track to make this submission during the first quarter of 2023, but the exact timing within the quarter is not presently known. We remain poised and excited to revolutionize the way that subclinical mastitis is treated. Mastitis is a disease that causes about $2 billion in economic harm to the U.S. dairy industry per year.”

Other Financial Results:

●	Gross margin earned was 38% and 47% of product sales during the quarters ended September 30, 2022 and 2021, respectively, and 45% and 44% of product sales during the nine-month periods ended September 30, 2022 and 2021, respectively, and 46% and 44% of product sales during the trailing twelve-month periods ended September 30, 2022 and 2021, respectively. The less than normal gross margin during the third quarter of 2022 was the result of several product contamination events in the production processes that resulted in a write-off of the affected inventory. Remediation measures are being implemented to reduce the opportunity for recurrence.
●	Net operating (loss) was ($617,000) during the quarter ended September 30, 2022 in contrast to a net operating income of $271,000 during the quarter ended September 30, 2021. Net operating (loss) was ($665,000) during the nine-month period ended September 30, 2022 in contrast to a net operating income of $112,000 during the nine-month period ended September 30, 2021.
●	Net (loss) was ($655,000), or ($0.08) per basic share, during the quarter ended September 30, 2022 in contrast to a net income of $148,000, or $0.02 per diluted share, during the quarter ended September 30, 2021. Net (loss) was ($826,000), or ($0.11) per basic share, during the nine-month period ended September 30, 2022 in comparison to a net (loss) of ($152,000), or ($0.02) per basic share, during the nine-month period ended September 30, 2021.
●	EBITDA (a non-GAAP financial measure, see page 4 of this press release) decreased to approximately $71,000 during the quarter ended September 30, 2022 from $852,000 during the quarter ended September 30, 2021. EBITDA decreased to $1,318,000 during the nine-month period ended September 30, 2022 from $1,953,000 during the nine-month period ended September 30, 2021.

Balance Sheet Data as of September 30, 2022:

●	Cash and cash equivalents decreased to $8.8 million as of September 30, 2022 from $10.2 million as of December 31, 2021.
●	Net working capital was essentially unchanged at approximately $13.7 million as of September 30, 2022 and December 31, 2021.
●	Stockholders’ equity decreased to $32 million as of September 30, 2022 from $32.6 million as of December 31, 2021.

2 of 6

Condensed Statements of Operations (Unaudited)

	During the Three-Month Periods Ended September 30,		During the Nine-Month Periods Ended September 30,
(In thousands, except per share amounts)	2022	2021	2022	2021

Product sales	$4,796	$5,150	$14,657	$13,799
Costs of goods sold	2,950	2,731	8,000	7,704
Gross margin	1,846	2,419	6,657	6,095

Product development expenses	1,270	1,047	3,444	3,079
Sales, marketing and administrative expenses	1,193	1,101	3,878	2,904
Operating expenses	2,463	2,148	7,322	5,983

NET OPERATING (LOSS) INCOME	(617)	271	(665)	112

Other expenses, net	34	115	155	256

(LOSS) INCOME BEFORE INCOME TAXES	(651)	156	(820)	(144)

Income tax expense	4	8	6	8

NET (LOSS) INCOME	$(655)	$148	$(826)	$(152)

Basic weighted average common shares outstanding	7,747	7,742	7,745	7,542
Basic net (loss) income per share	$(0.08)	$0.02	$(0.11)	$(0.02)

Diluted weighted average common shares outstanding	7,747	7,820	7,745	7,542
Diluted net (loss) income per share	$(0.08)	$0.02	$(0.11)	$(0.02)

Selected Balance Sheet Data (In thousands) (Unaudited)

	As of September 30, 2022	As of December 31, 2021
Cash and cash equivalents	$8,828	$10,185
Net working capital	13,718	13,730
Total assets	46,402	44,466
Stockholders’ equity	$31,983	$32,577

3 of 6

Non-GAAP Financial Measures:

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this press release should be considered in addition to, and not as a substitute for or superior to, the comparable measure prepared in accordance with GAAP. We believe that considering the non-GAAP income before income taxes and certain non-cash expenses assists management and investors by looking at our performance across reporting periods on a consistent basis excluding these certain charges that are not uses of cash from our reported (loss) income before income taxes. We start with our reported (loss) income before income taxes because presently we are not paying cash for income taxes and do not anticipate paying significant cash for income taxes in the near-term future. Cash payments to satisfy debt principal repayment obligations have not been factored into this calculation. We calculate non-GAAP income before income taxes and certain non-cash expenses as indicated in the table below:

	During the Three-Month Periods Ended September 30,		During the Nine-Month Periods Ended September 30,
(In thousands)	2022	2021	2022	2021

(Loss) income before income taxes	$(651)	$156	$(820)	$(144)
Depreciation	627	613	1,869	1,846
Amortization and write-off of debt issuance costs	7	7	20	20
Stock-based compensation	85	45	201	103
Income before income taxes and certain non-cash expenses	$68	$821	$1,270	$1,825

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) decreased to $71,000 during the quarter ended September 30, 2022 in comparison to $852,000 during the quarter ended September 30, 2021. EBITDA decreased to $1,318,000 during the nine-month period ended September 30, 2022 in comparison to $1,953,000 during the nine-month period ended September 30, 2021. The figures reported in the table above differ from the calculation of EBITDA in the following two significant ways:

1)	We have not added back interest expense because we do pay cash for these expenses; and

2)	We have added back stock-based compensation expense because this is a non-cash expense that is not added back to the calculation of EBITDA.

4 of 6

Conference Call:

The Company will host a conference call on Tuesday, November 22, 2022 at 9:00 AM ET to review its third quarter financial results. Interested parties can access the conference call by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international). A teleconference replay of the call will be available until November 29, 2022 at (877) 344-7529 (toll free) or (412) 317-0088 (international), utilizing replay access code #4621568. Investors are encouraged to review the Company’s updated Corporate Presentation slide deck that provides an overview of the Company’s business and is available under the “Investors” tab of the Company’s website at www.immucell.com, or by request to the Company.

About ImmuCell:

ImmuCell Corporation’s (Nasdaq: ICCC) purpose is to create scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell manufactures and markets First Defense®, providing Immediate Immunity™ to newborn dairy and beef calves, and is in the late stages of developing Re-Tain®, a novel treatment for subclinical mastitis in dairy cows without a milk discard requirement that provides an alternative to traditional antibiotics. Press releases and other information about the Company are available at: http://www.immucell.com.

Contacts:	Michael F. Brigham, President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com

5 of 6

Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: our plans and strategies for our business; projections of future financial or operational performance; the timing and outcome of pending or anticipated applications for regulatory approvals; factors that may affect the dairy and beef industries and future demand for our products; the extent, nature and duration of the COVID-19 pandemic and its consequences, and their direct and indirect impacts on our production activities, operating results and financial condition and on the customers and markets that we serve; the impact of Russia’s unprovoked military invasion of Ukraine and attack on its people on the world economy including inflation and the price and availability of grain, oil, and natural gas; the impact of the global supply-chain disruptions on our ability to obtain, in a timely and cost-effective fashion, all the supplies and components we need to produce our products; the challenges in attracting and retaining needed personnel in this current employment environment; the impact of inflation and rising interest rates on our operating expenses and financial results and on our suppliers and customers; the effects of a potential United States or global recession on us and our direct and indirect customers, the duration and severity of which are difficult to predict or anticipate; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis and producers’ level of interest in treating subclinical mastitis given the current economic and market conditions; the expected efficacy of new products; estimates about the market size for our products; future market share of and revenue generated by current products and products still in development; our ability to increase production output and reduce costs of goods sold per unit; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the impacts of backlogs on customer relationships; the anticipated costs of (or time to complete) planned expansions of our manufacturing facilities and the adequacy of our funds available for these projects; the continuing availability to us on reasonable terms of third-party providers of critical products or services; the robustness of our manufacturing processes and related technical issues; estimates about our production capacity, efficiency and yield, which are highly subject to biological variability and the product format mix of our sales; the future adequacy of our working capital and the availability and cost of third-party financing; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; costs associated with sustaining compliance with current Good Manufacturing Practice (cGMP) regulations in our current operations and attaining such compliance for our facilities to produce the Nisin Drug Substance and Drug Product; our effectiveness in competing against competitors within both our existing and our anticipated product markets; the cost-effectiveness of additional sales and marketing expenditures and resources; anticipated changes in our manufacturing capabilities and efficiencies; the value of our net deferred tax assets; projections about depreciation expense and its impact on income for book and tax return purposes; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to: difficulties or delays in development, testing, regulatory approval, production and marketing of our products (including the First Defense® product line and Re-Tain®), competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand (including the consequences of backlogs or excess inventory buildup), uncertainty associated with the timing and volume of customer orders as we come out of a prolonged backlog, adverse impacts of supply chain disruptions on our operations and customer and supplier relationships, our reliance upon third parties for financial support, products and services, our small size and dependence on key personnel, changes in laws and regulations, decision making and delays by regulatory authorities, a continuation or worsening of recent inflationary conditions and their impact on our customers’ order patterns, uncertainty and possible adverse effects on us and our customers arising from an economic recession, currency values and fluctuations (that could make our products more expensive for international customers) and other risks detailed from time to time in filings we make with the Securities and Exchange Commission (SEC), including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements involve risks and uncertainties and are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors summarized above.

6 of 6